Exhibit 10(v)
Amendment to PartnerShares Stock Option Plan
          Effective January 22, 2008, no future awards may be granted under the PartnerShares Stock Option Plan, and the number of shares of Company common stock available for awards and authorized and reserved for issuance under the Plan shall be reduced accordingly.